Exhibit 99.1

Apollo Investment Corporation

Announces Quarter and Fiscal Year Ended March 31, 2010 Financial Results

and Quarterly Dividend of $0.28 Per Share

NEW YORK— May 26, 2010—Apollo Investment Corporation (NASDAQ-GS: AINV) or (“Apollo Investment”, the “Company” or “we”) today announces financial results for its quarter and the fiscal year ended March 31, 2010. Additionally, Apollo Investment Corporation announces that its Board of Directors has declared its first fiscal quarter 2011 dividend of $0.28 per share, payable on July 1, 2010 to stockholders of record as of June 17, 2010. The dividend will be paid from earnings whose specific tax characteristics will be reported to stockholders on Form 1099 after the end of the calendar year.

HIGHLIGHTS:

At March 31, 2010:

Total Assets: $3.5 billion

Investment Portfolio: $2.9 billion

Net Assets: $1.8 billion

Net Asset Value per share: $10.06

Portfolio Activity for the Quarter Ended March 31, 2010:

Net investments made during the quarter: $120 million

Number of new portfolio companies invested: 3

Number of portfolio company exits: 6

Portfolio Activity for the Fiscal Year Ended March 31, 2010:

Total investments made during the fiscal year: $716 million

Sales and prepayments during the fiscal year: $452 million

Number of new portfolio companies invested: 5

Number of portfolio company exits: 10

Number of portfolio companies at end of fiscal year: 67

Operating Results for the Quarter Ended March 31, 2010 (in thousands, except per share amounts):

Net investment income: $48,532

Net realized and unrealized gains (losses): ($58,396)

Net increase (decrease) in net assets from operations: ($9,864)

Net investment income per share: $0.28

Net realized and unrealized gains (losses) per share: ($0.33)

Operating Results for the Fiscal Year Ended March 31, 2010 (in thousands, except per share amounts):

Net investment income: $199,410

Net realized and unrealized gains (losses): $63,880

Net increase (decrease) in net assets from operations: $263,290

Net investment income per share: $1.26

Net realized and unrealized gains (losses) per share: $0.45

Conference Call/Webcast at 11:00 a.m. ET on May 27, 2010

The Company will also host a conference call at 11:00 a.m. (Eastern Time) on Thursday, May 27, 2010 to present the fourth quarter and fiscal year results. All interested parties are welcome to participate in the conference call by dialing (888) 802-8579 approximately 5-10 minutes prior to the call, international callers should dial (973) 633-6740. Participants should reference Apollo Investment Corporation when prompted. Following the call you may access a replay of the event either telephonically or via audio webcast. The telephonic replay will be available through June 10, 2010 by calling (800) 642-1687, international callers please dial (706) 645-9291, reference conference ID number 64873872. The audio webcast will be available later that same day. To access the audio webcast please visit the Event Calendar in the Investor Relations section of our website at www.apolloic.com.

PORTFOLIO AND INVESTMENT ACTIVITY

During our fiscal year ended March 31, 2010, we invested $716 million across 5 new and 24 existing portfolio companies, primarily through opportunistic secondary market purchases. This compares to investing $435 million in 12 new and 13 existing portfolio companies for the previous fiscal year ended March 31, 2009. Investments sold or prepaid during the fiscal year ended March 31, 2010 totaled $452 million versus $340 million for the fiscal year ended March 31, 2009.

At March 31, 2010, our net portfolio consisted of 67 portfolio companies and was invested 30% in senior secured loans, 59% in subordinated debt, 1% in preferred equity and 10% in common equity and warrants measured at fair value versus 72 portfolio companies invested 26% in senior secured loans, 58% in subordinated debt, 5% in preferred equity and 11% in common equity and warrants at March 31, 2009.

The weighted average yields on our senior secured loan portfolio, subordinated debt portfolio and total debt portfolio as of March 31, 2010 at our current cost basis were 8.5%, 13.5% and 11.8%, respectively. At March 31, 2009, the yields were 8.2%, 13.2%, and 11.7%, respectively.

Since the initial public offering of Apollo Investment in April 2004 and through March 31, 2010, invested capital totaled $6.3 billion in 128 portfolio companies. Over the same period, Apollo Investment completed transactions with more than 85 different financial sponsors.

RESULTS OF OPERATIONS

Results comparisons are for the fiscal years ended March 31, 2010, March 31, 2009 and March 31, 2008.

Investment Income

For the fiscal years ended March 31, 2010, March 31, 2009 and March 31, 2008, gross investment income totaled $340.2 million, $377.3 million and $357.9 million, respectively. The decrease in gross investment income from fiscal year 2009 to fiscal year 2010 was primarily due to two factors: the reduction in the size of the income-producing portfolio as compared to the previous fiscal year and the reduction in average LIBOR of over 150 basis points year over year. The increase in gross investment income from fiscal year 2008 to fiscal year 2009 was primarily due to changes in the composition of the portfolio as compared to the previous fiscal year.

Expenses

Net operating expenses totaled $139.6 million, $170.5 million and $154.4 million, respectively, for the fiscal years ended March 31, 2010, March 31, 2009 and March 31, 2008, of which $103.9 million, $111.3 million and $90.3 million, respectively, were base management fees and performance-based incentive fees and $24.5 million, $48.9 million and $55.8 million, respectively, were interest and other credit facility expenses. Of these net operating expenses, general and administrative expenses totaled $11.2 million, $10.3 million and $8.3 million, respectively, for the fiscal years ended March 31, 2010, 2009 and 2008. Net expenses consist of base investment advisory and management fees, insurance expenses, administrative services fees, legal fees, directors’ fees, audit and tax services expenses, and other general and administrative expenses. The decrease in net expenses from fiscal 2009 to 2010 was primarily related to the decrease in interest and other credit facility expenses due to the reduction in average LIBOR in the year over year period coupled with the lower average outstanding balance on the credit facility during fiscal year 2010 as compared to fiscal year 2009. The increase in net expenses from fiscal 2008 to 2009 was primarily related to the increase in performance-based incentive expenses accrued during fiscal 2009 as compared to those accrued during fiscal 2008. In addition, excise tax expense totaled $1.2 million, $0.5 million, and $1.9 million for the fiscal years ended March 31, 2010, 2009 and 2008.

Net Investment Income

The Company’s net investment income totaled $199.4 million, $206.3 million and $201.6 million, or $1.26, $1.48, and $1.82, on a per average share basis, respectively, for the fiscal years ended March 31, 2010, 2009 and 2008.

Net Realized Gains (Losses)

The Company had investment sales and prepayments totaling $452 million, $340 million and $714 million, respectively, for the fiscal years ended March 31, 2010, 2009 and 2008. Net realized losses for the fiscal year ended March 31, 2010 were $473.0 million. Net realized losses for the fiscal year ended March 31, 2009 were $83.7 million and the net realized gains were $54.3 million for the fiscal year ended March 31, 2008. Net realized losses incurred during fiscal year 2010 were primarily related to sales and restructurings of certain underperforming portfolio companies, various portfolio optimization measures, and our liquidity management strategy during the financial crisis early in our fiscal year. Net realized losses incurred in fiscal 2009 were mainly derived from selective exits of underperforming investments. Net realized gains for fiscal 2008 were mainly derived from exits from certain outperforming investments.

Net Unrealized Appreciation (Depreciation) on Investments, Cash Equivalents and Foreign Currencies

For the fiscal year ended March 31, 2010, net change in unrealized appreciation on the Company’s investments, cash equivalents, foreign currencies and other assets and liabilities totaled $536.9 million. For the fiscal years ended March 31, 2009 and 2008, net change in unrealized depreciation on the Company’s investments, cash equivalents, foreign currencies and other assets and liabilities totaled $734.5 million and $289.3 million, respectively. Net unrealized appreciation for fiscal 2010 was primarily due to the recognition of realized losses which reversed unrealized depreciation, net changes in specific portfolio company fundamentals, and improving capital market conditions. During fiscal 2009, a material increase in unrealized depreciation was recognized from significantly lower fair value determinations on many of our investments. These lower fair values were driven primarily from the general market dislocation, the illiquid capital markets, and the then current market expectations for pricing increased credit risk and default assumptions. For the fiscal 2008 period, unrealized depreciation generally stemmed from lower fair values on certain investments as compared to the prior fiscal year.

Net Increase (Decrease) in Net Assets From Operations

For the fiscal year ended March 31, 2010, the Company had a net increase in net assets resulting from operations of $263.3 million. For the fiscal years ended March 31, 2009 and 2008, the Company had a net decrease in net assets resulting from operations of $611.9 million and $33.4 million, respectively. For the year ended March 31, 2010, earnings per average share were $1.65. The loss per average share was $4.39 and $0.30 for the years ended March 31, 2009 and 2008, respectively.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s liquidity and capital resources are generated and generally available through periodic follow-on equity offerings, our senior secured, multi-currency $1.56 billion revolving credit facility, investments in special purpose entities in which we hold and finance particular investments on a non-recourse basis, as well as from cash flows from operations, investment sales of liquid assets and prepayments of senior and subordinated loans and income earned from investments. At March 31, 2010, the Company had $1.06 billion in borrowings outstanding and $498 million of unused capacity on its revolving credit facility. In the future, the Company may raise additional equity or debt capital off its shelf registration, among other considerations. The primary use of funds will be investments in portfolio companies, reductions in debt outstanding and other general corporate purposes. On April 27, 2010, the Company closed on its most recent follow-on public equity offering of 17.25 million shares of common stock at $12.40 per share raising approximately $204 million in net proceeds.

APOLLO INVESTMENT CORPORATION

STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share amounts)

	March 31, 2010	March 31, 2009
Assets
Non-controlled/non-affiliated investments, at value (cost—$2,782,880 and $3,082,364, respectively)	$2,677,893	$2,345,470
Non-controlled/affiliated investments, at value (cost—$102,135 and $0, respectively)	83,136	—
Controlled investments, at value (cost—$357,590 and $342,115, respectively)	92,551	141,421
Cash equivalents, at value (cost—$449,852 and $0, respectively)	449,828	—
Cash	7,040	5,914
Foreign currency (cost—$30,705 and $694, respectively)	30,717	693
Receivable for investments sold	49,643	—
Interest receivable	43,139	42,461
Dividends receivable	5,700	7,302
Miscellaneous income receivable	788	51
Receivable from investment adviser	611	393
Prepaid expenses and other assets	24,070	4,934

Total assets	$3,465,116	$2,548,639

Liabilities
Credit facility payable	$1,060,616	$1,057,601
Payable for investments and cash equivalents purchased	549,009	27,555
Dividends payable	49,340	36,978
Management and performance-based incentive fees payable	26,363	25,314
Interest payable	2,132	711
Accrued administrative expenses	1,722	1,547
Other liabilities and accrued expenses	3,128	2,795

Total liabilities	$1,692,310	$1,152,501

Net Assets
Common stock, par value $.001 per share, 400,000 and 400,000 common shares authorized, respectively, and 176,214 and 142,221 issued and outstanding, respectively	$176	$142
Paid-in capital in excess of par	2,645,687	2,352,205
Undistributed net investment income	104,878	96,174
Accumulated net realized loss	(583,270)	(120,811)
Net unrealized depreciation	(394,665)	(931,572)

Total Net Assets	$1,772,806	$1,396,138

Total liabilities and net assets	$3,465,116	$2,548,639

Net Asset Value Per Share	$10.06	$9.82

APOLLO INVESTMENT CORPORATION

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended March 31,
	2010	2009	2008
INVESTMENT INCOME:
From non-controlled/non-affiliated investments:
Interest	$297,123	$340,664	$321,684
Dividends	11,450	11,940	14,551
Other Income	10,003	5,326	4,643
From non-controlled/affiliated investments:
Interest	1,002	—	—
From controlled investments:
Dividends	20,660	19,374	7,000
Other Income	—	—	10,000

Total Investment Income	340,238	377,304	357,878

EXPENSES:
Management fees	$54,069	$59,686	$59,871
Performance-based incentive fees	49,853	51,583	30,449
Interest and other credit facility expenses	24,480	48,919	55,772
Administrative services expense	4,725	4,794	3,450
Insurance expense	1,100	948	776
Other general and administrative expenses	5,383	4,740	4,360

Total expenses	139,610	170,670	154,678
Expense offset arrangement	—	(217)	(273)

Net expenses	139,610	170,453	154,405

Net investment income before excise taxes	200,628	206,851	203,473
Excise tax expense	(1,218)	(520)	(1,867)

Net investment income	$199,410	$206,331	$201,606

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, CASH EQUIVALENTS AND FOREIGN CURRENCIES:
Net realized gain (loss):
Investments and cash equivalents	(467,275)	(125,005)	93,261
Foreign currencies	(5,752)	41,265	(38,961)

Net realized gain (loss)	(473,027)	(83,740)	54,300

Net change in unrealized gain (loss):
Investments and cash equivalents	548,530	(784,388)	(257,645)
Foreign currencies	(11,623)	49,918	(31,699)

Net change in unrealized gain (loss)	536,907	(734,470)	(289,344)

Net realized and unrealized gain (loss) from investments, cash equivalents and foreign currencies	63,880	(818,210)	(235,044)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$263,290	$(611,879)	$(33,438)

EARNINGS (LOSS) PER SHARE	$1.65	$(4.39)	$(0.30)

About Apollo Investment Corporation

Apollo Investment Corporation is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company's investment portfolio is principally in middle-market private companies. From time to time, the Company may also invest in public companies. The Company invests primarily in senior secured loans and mezzanine loans and equity in furtherance of its business plan. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Management, L.P., a leading private equity investor.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends”, “will”, “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

CONTACT: Richard L. Peteka of Apollo Investment Corporation, (212) 515-3488